Exhibit (j) under Form N-1A
                                               Exhibit (23) under 601/Reg. S-K









Consent of Ernst &amp Young LLP, Independent Registered Public Accounting Firm





We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares' and Institutional Service Shares' Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Information" in the Institutional Shares' and Institutional Service Shares' Statement of Additional Information in Post-Effective Amendment Number 31 to the Registration Statement (Form N-1A, No. 2-98491), and to the incorporation by reference therein of our report dated October 8, 2004 on the financial statements of Federated Adjustable Rate Securities Fund included in its Annual Report to shareholders for the year ended August 31, 2004.





            ERNST &amp YOUNG LLP





Boston, Massachusetts

October 27, 2004